Exhibit 99.1_

                                                           ESCO TECHNOLOGIES
NEWS FROM

For more information contact:                              For media inquiries:
Patricia K. Moore                                          David P. Garino
Director, Investor Relations                               (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277


                      ESCO ANNOUNCES DECISION TO SELL ITS
                   MICROFILTRATION AND SEPARATIONS BUSINESSES
                     AND WEBCAST OF RELATED CONFERENCE CALL
                       AUGUST 1 AT 9:00 A.M. CENTRAL TIME

     St. Louis, MO, July 31, 2003, - ESCO  Technologies  Inc. (NYSE:  ESE) today
announced  it  has  reached  a  decision  regarding  its   Microfiltration   and
Separations businesses.

     Victor L. Richey, Chairman and Chief Executive Officer, commented, "After a comprehensive review of the actions required to best position the Company to meet its long-term objectives, we have decided to sell our Microfiltration and Separations businesses. As such, the businesses will be reported as "Discontinued Operations" beginning with our fiscal 2003 fourth quarter.

     "These businesses include PTI Advanced Filtration Inc., located in Oxnard, CA, PTI Technologies Limited, located in Sheffield, England, and PTI S.p.A, located in Milan, Italy.

     "As we explained in our May 13, 2003 press release, the Microfiltration and Separations businesses have been significantly dilutive to our earnings. Specifically, for the first six months of fiscal 2003, these businesses reduced the reported Filtration segment Earnings Before Interest and Taxes (EBIT) by approximately ($5.0) million on sales of approximately $21 million.

     "We are making this strategic change in direction based on a very thorough and objective evaluation of our market position and the competitive landscape for these businesses. The continued investments required to materially improve our market position are beyond what we believe is appropriate given our other opportunities.

     "This was a difficult decision because our employees in these businesses have worked extremely hard to build a solid foundation for success. Nonetheless, we believe that the businesses and our people will achieve more in a shorter time under the ownership of a company with a more established presence in these markets. The Company plans to use Robert W. Baird & Co. as its financial advisor to manage the divestiture process.

                                    - more -

Add One



     "From a shareholder perspective, although this action will necessitate an estimated non-cash pretax charge of $65 million to $75 million in the fiscal 2003 fourth quarter, primarily related to goodwill and other intangible assets, ESCO will be better focused, more profitable, and have higher margins and returns as a result of these actions. Perhaps more importantly, all of ESCO's remaining operating units have market positions which support my belief that we will meet our previously established longer-term objectives. In addition to what we can accomplish organically, our growth focus will be on developing new partners in the Automatic Meter Reading (AMR) marketplace, including opportunities that provide direct access to the water and gas utility markets. We will also focus our growth in the area of filtration-related medical devices, medical shielding and drop-in acquisitions for our aerospace filtration businesses. At this point in time, I do not anticipate any additional divestitures.

     "In part to facilitate the divestiture, but also to improve our financing flexibility going forward, we will close out our synthetic lease obligation covering three of our domestic manufacturing locations including PTI Advanced Filtration Inc.'s facility in Oxnard, CA by purchasing the three properties at their original cost of $31.5 million. We also intend to repay and cancel the interest rate swap associated with this obligation which will result in a pretax cash charge of approximately $3.0 million in our fiscal fourth quarter.

     " Mr. Richey concluded, "The decisions I have announced today, while difficult, are right for our Company and our shareholders. I can now tell you with confidence that we have addressed the Microfiltration and Separations situation and our remaining businesses all have strong market positions and the opportunity for sustainable growth. Upon completion of this divestiture, we believe ESCO's operating results will be significantly improved and more predictable.

     "I feel good about the future of our business and can assure you that all of the actions taken are focused on enhancing shareholder value."

Conference Call

     ESCO will host a conference call on Friday, August 1, 2003, at 9:00 a.m., central time, to discuss the decision to divest its Microfiltration and Separations businesses. A live audio webcast will be available on the Company's web site at www.escotechnologies.com. Please access the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

     A replay of the conference call will be available August 1, 2003 from 12:30 p.m. central time until 11:59 p.m. central time on August 8, 2003. To access the replay, please dial 1-888-203-1112 and use the passcode 449934 at any time during that period. In addition, a replay will be available for seven days on the Company's web site at www.escotechnologies.com.

                                    - more -

Add Two



Forward-Looking Statements

     Statements in this press release regarding the Company's planned divestiture, results after the divestiture, its ability to meet longer-term objectives, and other statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions, and speak only as of the date of this release. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: the timing and terms of the divestiture; further weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; the Company's successful exploitation of acquired intellectual property rights; the success of future Filtration initiatives adopted by Management; the performance of discontinued operations prior to completing the divestiture; successful execution of planned facility closures, consolidations and relocations with regard to the Company's Puerto Rico facility and U.K. facility; the impact of FASB Interpretation No. 46; consolidation of internal operations; integration of recently acquired businesses; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; performance issues with key suppliers and subcontractors; collective bargaining and labor disputes; changes in laws and regulations including changes in accounting standards and taxation requirements; litigation uncertainty; and
the  Company's   successful   execution  of  internal   operating  plans.

     ESCO, headquartered in St. Louis, is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, the Company markets proprietary, special purpose communications systems and is the industry leader in RF shielding and EMC test products.